Exhibit 99.1
Warwick Valley Telephone Filing of SEC Form 12b-25
(Warwick, NY, March 17, 2006) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that the Company is unable to file its Annual Report on Form 10-K for the year ended December 31, 2005 by the prescribed filing deadline without unreasonable effort or expense. An extension has been requested because of certain unexpected delays beyond the control of the Company in connection with its preparation. The delay in filing is not due to any restatement or disagreement with the Company’s independent accountants.
Total Operating Revenues are expected to decline by approximately 1% to $27.3 million, due principally to a decrease in revenue from access lines and reduced network access that was mostly offset by an increase to USF subsidies. The Company’s Operating Expense increased by approximately 14% to $30.3 million, primarily due to the professional fees related to the Sarbanes-Oxley compliance process. Other Income is expected to decline by approximately 12% to $10.9 million, due primarily to the sale of one its investments in 2004 and the write-off of another in 2005. As a result, net income after taxes is expected to decline by approximately 42% to $5.1 million. The foregoing results are unaudited and are subject to adjustment in the course of completing the audit process.

CONTACT:	Warwick Valley Telephone Company Michael A. Cutler (845) 986-8080